UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 4, 2024
Date of Report (Date of earliest event reported)

CYCLO THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-39780	59-3029743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6714 NW 16th Street, Suite B Gainesville, Florida	32653
(Address of principal executive offices)	(Zip Code)

(386) 418-8060
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.0001 per share	CYTH	The Nasdaq Stock Market LLC
Warrants to purchase Common Stock	CYTHW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 4, 2024, Cyclo Therapeutics, Inc. (the "Company”) received two letters from The Nasdaq Stock Market ("Nasdaq”) stating that the Company was not in compliance with (1) Nasdaq Listing Rule 5550(a)(2) for failing to maintain a closing bid price of no less than $1.00 per share for 30 consecutive trading days, (2) Nasdaq Listing Rule 5550(b)(1) because the stockholders’ equity of the Company was below the minimum requirement of $2.5 million, (3) Nasdaq Listing Rule 5550(b)(2) for failing to maintain a minimum Market Value of Listed Securities of $35 million, and (4) Nasdaq Listing Rule 5550(b)(3) for failing to maintain net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the three most recently completed fiscal years.

Pursuant to the Nasdaq Listing Rules, the Company has 180 calendar days (until April 2, 2025) to regain compliance with the Nasdaq Listing Rules.

In the event the Company does not regain compliance with Nasdaq Listing Rule 5550(a)(2) prior to the expiration of the compliance period, the Company may be granted an additional 180 calendar days to regain compliance, subject to certain conditions. In the event the Company does not regain compliance with Nasdaq Listing Rule 5550(b)(2) prior to the expiration of the compliance period, the Company will receive written notification from Nasdaq that its securities are subject to delisting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYCLO THERAPEUTICS, INC.

Date: October 9, 2024	By:	/s/ N. Scott Fine
N. Scott Fine, Chief Executive Officer